Exhibit (11) under N-1A
                                           Exhibit 23 under 601/Reg SK


INDEPENDENT AUDITORS' CONSENT

To the Board of Trustees and Shareholders of Municipal Securities Income Trust:

We consent to the use in Post-Effective Amendment No. 25 to Registration Statement 33-36729 of Municipal Securities Income Trust (comprised of the following portfolios: Pennsylvania Municipal Income Fund, New York Municipal Income Fund, Michigan Municipal Income Fund, California Municipal Income Fund and Ohio Municipal Income Fund) of our reports dated October 13, 1997, appearing in the Prospectuses, which are a part of such Registration Statement, and to the reference to us under the heading "Financial Highlights" in such Prospectuses.



/s/ DELOITTE & TOUCHE LLP
      Deloitte & Touche LLP

      Pittsburgh, Pennsylvania
      October 29, 1997